SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2010

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12162 (Commission File No.)	13-3404508 (IRS Employer Identification No.)

3850 Hamlin Road, Auburn Hills, Michigan 48326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Underwriting Agreement

On September 13, 2010, BorgWarner Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement “) under which it agreed to sell $250 million aggregate principal amount of its 4.625% Senior Notes due 2020 (the “Notes”) to certain underwriters named in the Underwriting Agreement (collectively, the “Underwriters”).  The closing of the sale of the Notes occurred on September 16, 2010.  The description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is here incorporated by reference.

Indenture

The Notes are governed by an indenture dated September 23, 1999 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated September 16, 2010.  Pursuant to the Indenture, interest on the Notes will accrue at a rate of 4.625% per annum on the principal amount from September 16, 2010, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2011.  The Notes will mature on September 15, 2020 (the “Maturity Date”).  The Company may redeem the Notes at any time or from time to time, in whole or in part, at the redemption price (as defined in the Indenture).

If a change of control repurchase event (as defined in the Indenture) occurs, unless the Company has exercised its right to redeem the Notes, the Company must make an offer to each holder of the Notes to repurchase all or any part of that holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase.

The Notes will be the Company’s general unsecured and unsubordinated obligations and will rank equally in right of payment with all of its other existing and future unsecured and unsubordinated obligations. The Notes will be effectively subordinated to any of the Company’s existing or future secured debt to the extent of the value of the assets securing such debt and will be structurally subordinated to all existing and future obligations of the Company’s subsidiaries.

The Indenture includes customary events of default, including, among other things, payment default, covenant default, conversion default, certain defaults under other indebtedness of the Company or certain of its subsidiaries, the failure to timely satisfy judgments over a certain sum against the Company or certain of its subsidiaries, failure to provide certain notices required by the Indenture and bankruptcy, insolvency or reorganization affecting the Company or certain of its subsidiaries.

The description of the Indenture is a summary and is qualified in its entirety by reference to the Indenture and the Third Supplemental Indenture (including the form of Global Note attached as Exhibit A to the Third Supplemental Indenture), copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this report and are here incorporated by reference.

Use of Proceeds

We estimate the net proceeds to us from the sale of the Senior Notes will be approximately $245.4 million, after deducting underwriting discounts and offering expenses payable by us. We intend to use all of the proceeds from the sale of the Senior Notes for general corporate purposes.

The Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking, corporate trust, financial advisory and other commercial services in the ordinary course of business with the Company.  Affiliates of the underwriters act as administrative agent, syndication and lenders under the Company’s multi-currency revolving credit facility.

Item 2.03	Creation of a direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information under Item 1.01 of this report is here incorporated by reference.

Item 8.01	Other Events.

The offer and sale of the Notes was registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (Registration No. 333-149539) that the Company filed with the Securities and Exchange Commission on March 4, 2008.  The Company is filing Exhibits 5.1 and 23.1 to this report in connection with a prospectus supplement, dated September 13 2010, and an accompanying prospectus, dated March 4, 2008, both of which constitute a part of the Registration Statement.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits:

1.1	Underwriting Agreement, dated September 13, 2010, between BorgWarner Inc. and Morgan Stanley & Co. Incorporated, acting on behalf of itself and the several Underwriters named therein.

4.1	Indenture, dated September 23, 1999, between Borg-Warner Automotive, Inc. and The Bank of New York Mellon Trust Company, N.A. (f/k/a Chase Manhattan Trust Company, National Association), as trustee.

4.2
Third Supplemental Indenture, dated September 16, 2010, between BorgWarner Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (including the form of Global Note attached as Exhibit A to the Third Supplemental Indenture).

5.1           Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Warner Norcross & Judd LLP (included in Exhibit 5.1 and here incorporated by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORGWARNER INC.

Date: September 16, 2010	By:	/s/ John J. Gasparovic
Name: John J. Gasparovic
Title: Secretary

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement, dated September 13, 2010, between BorgWarner Inc. and Morgan Stanley & Co. Incorporated, acting on behalf of itself and the several Underwriters named therein.

4.1	Indenture, dated September 23, 1999, between Borg-Warner Automotive, Inc. and The Bank of New York Mellon Trust Company, N.A. (f/k/a Chase Manhattan Trust Company, National Association), as trustee.

4.2
Third Supplemental Indenture, dated September 16, 2010, between BorgWarner Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (including the form of Global Note attached as Exhibit A to the Third Supplemental Indenture).

5.1	Opinion of Warner Norcross & Judd LLP.

23.1	Consent of Warner Norcross & Judd LLP (included in Exhibit 5.1 and here incorporated by reference).